EXHIBIT 99.1

Contacts: Cris Larson PDL BioPharma, Inc. 775-832-8505 Cris.Larson@pdl.com	Jennifer Williams Cook Williams Communications, Inc. 360-668-3701 jennifer@cwcomm.org

PDL BioPharma Announces Third Quarter 2011 Financial Results

INCLINE VILLAGE, NV –  November 9, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the third quarter ended September 30, 2011.

Revenues

Total revenues for the third quarter of 2011 were $83.8 million, compared to $86.4 million for the same period of 2010, a three percent year-over-year decrease. Total revenues for the nine months ended September 30, 2011, were $289.2 million, compared to $268.8 million for the same period of 2010, an eight percent increase.

The third quarter 2011 revenue decline is driven primarily by reduced royalties from second quarter 2011 sales of Avastin® partially offset by increased royalties from second quarter 2011 sales of Herceptin®, Lucentis® and Tysabri®. Also contributing to the decline is a lower average royalty rate on sales of Avastin, Herceptin, Lucentis and Xolair® (the Genentech Products) that are either made or sold in the United States (U.S.-based Sales) due to higher year-to-date sales in 2011. Sales of the Genentech Products are subject to a tiered royalty rate for U.S.-based Sales and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States. Due to the tiering, in the second quarter of 2011, only 15% of U.S.-based Sales were above the lowest royalty rate of one percent as compared with 45% of U.S.-based Sales for the second quarter 2010. The net sales thresholds and the applicable royalty rates for product that is either made or sold in the United States are outlined below:

Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

The third quarter 2011 royalty payment received from Genentech included royalties generated on all worldwide sales. Total revenue for the third quarter is net of the payment made pursuant to our February 2011 settlement agreement with Novartis, which is based on a portion of the royalties that the Company receives for Lucentis sales made by Novartis outside of the United States.

General and Administrative Expenses

Total general and administrative expenses for the third quarter of 2011 were $4.0 million, compared with $11.1 million for the same period of 2010. Total general and administrative expenses for the nine months ended September 30, 2011, were $13.5 million, compared to $29.3 million for the same period in 2010. The decrease in general and administrative expenses was driven primarily by a reduction in legal expenses for both the third quarter and first nine months of 2011 as a result of the conclusion of several legal matters in the first quarter of 2011.

Other Income (Expense)

Total other income (expense), for the three months ended September 30, 2011, was $(8.9) million, compared to $(12.1) million for the same period in 2010. Total other income (expense), for the nine months ended September 30, 2011, was $(28.2) million, compared to $(52.4) million for the same period of 2010. The decrease in other income (expense), for both the third quarter and first nine months of 2011 was driven primarily by reduced costs associated with the retirement or conversion of convertible notes and a reduction in interest expense. The reduction in interest expense for both the third quarter and first nine months of 2011 is primarily attributable to repayment and reduction in principal of PDL’s Non-recourse Notes Payable, for which the current principal balance at September 30, 2011, was $115.3 million as compared with $225.0 million at September 30, 2010.

Net Income

Net income for the third quarter of 2011 was $45.9 million, or $0.28 per diluted share, as compared with net income of $40.2 million, or $0.24 per diluted share, for the same period of 2010. Net income for the nine months ended September 30, 2011, was $160.4 million, or $0.88 per diluted share compared to $116.3 million, or $0.67 per diluted share, for the same period in 2010.

Non-GAAP Net Income

Adjusting for convertible note retirement or conversion transactions and amortization of the non-cash debt discount accounting treatment for the 3.75% Convertible Senior Notes due May 1, 2015 (the May 2015 Notes), non-GAAP net income for the third quarter of 2011 was $46.6 million, or $0.28 per diluted share, compared with $42.5 million, or $0.25 per diluted share, in the third quarter of 2010. Non-GAAP net income for the nine months ended September 30, 2011, was $162.0 million, or $0.89 per diluted share, compared with $133.4 million, or $0.77 per diluted share in the nine months ended September 30, 2010. A description of the non-GAAP adjustments is provided below in the accompanying table entitled “Reconciliation of GAAP Financial Information to Non-GAAP.”

Cash, Cash Equivalents and Investments

Net cash provided by operating activities in the nine months ended September 30, 2011, was $124.6 million, compared with $154.3 million for the nine months ended September 30, 2010. At September 30, 2011, PDL had cash, cash equivalents and investments of $225.3 million, compared with $248.2 million at December 31, 2010.

RECENT DEVELOPMENTS

Dividend Payment

PDL’s board of directors declared a regular quarterly dividend on February 25, 2011, of $0.15 per share of common stock, payable March 15, June 15, September 15 and December 15 of 2011 to stockholders of record on March 8, June 8, September 8 and December 8 of 2011, the record dates of each of the dividend payment dates, respectively. The Company paid $21.0 million to PDL stockholders on each of March 15, June 15, and September 15, 2011, using current year earnings and cash on hand. As of September 30, 2011, the Company has accrued $21.0 million in dividends payable for the December 15, 2011, dividend.

Adjustments to Convertible Note Conversion Ratios

In connection with the September 15, 2011, dividend payment, the conversion ratios for PDL’s convertible notes increased. The conversion ratio for the 2.875% Convertible Senior Notes due February 15, 2015 (February 2015 Notes), was adjusted to 151.713 shares of common stock per $1,000 principal amount, or approximately $6.59 per share, effective September 9, 2011. The conversion ratio for the May 2015 Notes was adjusted to 132.6682 shares of common stock per $1,000 principal amount, or approximately $7.54 per share, effective September 6, 2011. The conversion ratio for the February 2015 Notes was previously 147.887 shares of common stock per $1,000 principal amount, or a conversion price of approximately $6.76 per share. The conversion ratio for the May 2015 Notes was previously 129.2740 shares of common stock per $1,000 principal amount, or a conversion price of approximately $7.74 per share.

Genentech and Roche Dispute

PDL received a letter from Genentech, Inc. (Genentech) in August 2010 sent on behalf of F. Hoffman-La Roche Ltd. (Roche) and Novartis AG (Novartis), asserting that Avastin, Herceptin, Lucentis and Xolair (the Genentech Products) do not infringe PDL’s supplementary protection certificates (SPCs) granted to the Company by various countries in Europe for each of the Genentech Products and seeking a response to these assertions. The SPCs covering the Genentech Products effectively extend the patent protection for PDL’s European Patent No. 0 451 216B (the ‘216B Patent) until December 2014, except that the SPCs for Herceptin will generally expire in July 2014. PDL responded to Genentech, stating that the Company believes its assertions of non-infringement are without merit and that it disagreed fundamentally with the assertions of non-infringement with respect to the Genentech Products. In August 2010, PDL filed a complaint in the Second Judicial District of Nevada, Washoe County, against Genentech and, Roche seeking to enforce the Company’s rights under the 2003 settlement agreement with Genentech and an order from the court declaring that Genentech is obligated to pay royalties to PDL on sales of the Genentech Products that are manufactured and sold outside of the United States.

The Second Judicial District Court of Nevada ruled in favor of PDL on July 7, 2011, on two motions to dismiss filed by Genentech and Roche in PDL’s lawsuit related to the 2003 settlement agreement with Genentech. The court denied Genentech and Roche’s motion to dismiss four of PDL’s five claims for relief and, further, denied Roche’s separate motion to dismiss for lack of personal jurisdiction. The court dismissed one of PDL’s claims that Genentech committed a bad-faith breach of the covenant of good faith and fair dealing stating that, based on the current state of the pleadings, no “special relationship” had been established between Genentech and PDL, as required under Nevada law.

The effect of the Court’s ruling is that PDL is permitted to continue to pursue its claims that (i) Genentech is obligated to pay royalties to PDL on international sales of the Genentech Products; (ii) Genentech, by challenging, at the behest of Roche and Novartis, whether PDL’s SPCs cover the Genentech Products breached its contractual obligations to PDL under the 2003 settlement agreement; (iii) Genentech breached the implied covenant of good faith and fair dealing with respect to the 2003 settlement agreement and (iv) Roche intentionally and knowingly interfered with PDL’s contractual relationship with Genentech in conscious disregard of PDL’s rights.

PDL seeks compensatory damages, including liquidated damages and other monetary remedies set forth in the 2003 settlement agreement, punitive damages and attorney’s fees as a result of Genentech and Roche’s conduct. The ultimate outcome of this litigation is uncertain and PDL may not be successful in its allegations.

Revenue Guidance for 2011

As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Fourth quarter and full year 2011 revenue guidance will be provided in early December.

Conference Call Details

Please dial (877) 677-9122 in the United States and Canada and (708) 290-1401 internationally to access the live conference today call via phone,. The conference ID is 19555218. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 16, 2011, and may be accessed by dialing (855) 859-2056 in the United States and Canada or (404) 537-3406 internationally. The replay passcode is 19555218.

Go to the Company’s website at http://www.pdl.com and go to “Company Presentations & Events” to access the live and subsequently archived webcast of the conference call, Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new royalty bearing assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-Looking Statements

This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

o	The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
o	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
o	The ability of PDL’s licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
o	Changes in any of the other assumptions on which PDL's projected royalty revenues are based;
o	The outcome of pending litigation or disputes;
o	The change in foreign currency exchange rates; and
o	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" section of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

###
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Royalties	$83,370	$86,442	$278,833	$268,846
License and other	400	-	10,400	-
Total revenues	83,770	86,442	289,233	268,846

General and administrative expenses	3,960	11,110	13,516	29,340
Operating income	79,810	75,332	275,717	239,506

Other income (expense)
Loss on retirement or conversion of convertible notes	-	(2,354)	(766)	(18,681)
Interest and other income	130	167	463	337
Interest and other expense	(9,007)	(9,928)	(27,941)	(34,015)
Total other income (expense)	(8,877)	(12,115)	(28,244)	(52,359)
Income before income taxes	70,933	63,217	247,473	187,147
Income tax expense	25,017	23,028	87,026	70,813

Net income	$45,916	$40,189	$160,447	$116,334

Net income per share
Basic	$0.33	$0.32	$1.15	$0.95
Diluted	$0.28	$0.24	$0.88	$0.67

Cash dividends declared and paid per common share	$0.15	$0.50	$0.45	$0.50

Weighted average shares outstanding
Basic	139,680	127,479	139,665	122,209
Diluted	167,019	172,217	186,756	178,448

PDL BIOPHARMA, INC.
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net income	$45,916	$40,189	$160,447	$116,334
Add Back:
Loss on retirement or conversion of convertible notes, net of estimated taxes	-	2,354	498	17,091
Amortization of debt discount for May 2015 Notes, net of estimated taxes	683	-	1,020	-
Non-GAAP net income	46,599	42,543	161,965	133,425

Add back interest expense for implied conversion of convertible notes included in determination of fully diluted shares, net of estimated taxes	841	987	3,391	3,982

Non-GAAP income used to compute non-GAAP net income per diluted share	$47,440	$43,530	$165,356	$137,407

Shares used to compute net income per diluted share	167,019	172,217	186,756	178,448
Delete shares issued to induce note conversion to common stock (1)	-	(104)	-	(35)
Shares used to compute non-GAAP net income per diluted share	167,019	172,113	186,756	178,413

Non-GAAP net income per diluted share	$0.28	$0.25	$0.89	$0.77

1)
The shares used to compute non-GAAP net income per diluted share amounts are the same as the shares used to calculate GAAP net income per diluted share amounts, except the shares used for the three and nine months ended September 30, 2010, exclude the weighted average effect of the shares issued as an incentive to induce conversion of the 2.75% convertible subordinated notes due 2023.

PDL management uses these non-GAAP financial measures to monitor and evaluate our net income and trends on an on-going basis and internally for operating, budgeting and financial planning purposes. PDL management believes the non-GAAP information is useful for investors by offering them the ability to better identify trends in our business and better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all expense items that affect PDL. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

These non-GAAP financial measures exclude the following items from GAAP net income:

Loss on Retirement or Conversion of Convertible Notes, Net of Estimated Taxes

The effects of retirement or conversion of convertible notes, net of estimated taxes, are excluded because these capital restructuring charges are transaction specific and result from changes made to a capital structure established when PDL was a commercial, manufacturing, and research and development biotechnology company. For the three months ended September 30, 2010, the loss on retirement or conversion of convertible notes was $2.4 million which was not deductible for income tax purposes. During the nine months ended September 30, 2011 and 2010, the losses on retirement or conversion of convertible notes were $0.8 million, or $0.5 million net of estimated tax, and $18.7 million, or $17.1 million net of estimated tax, respectively.

Imputed Interest on May 2015 Notes, Net of Estimated Taxes

The effects of imputed interest on the May 2015 Notes, net of estimated taxes, are excluded because this expense is non-cash; such exclusion facilitates comparisons of PDL’s cash operating results. For the three months and nine months ended September 30, 2011, the additional interest expense attributable to using an imputed borrowing rate of 7.5% rather than the stated coupon rate of 3.75% was $1.1 million, or $0.7 million net of estimated tax, and $1.6 million, or $1.0 million net of tax, respectively.

PDL BIOPHARMA, INC.
GENERAL AND ADMINISTRATIVE EXPENSE DATA
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2011	2010	2011	2010
Compensation and benefits	$1,045	$965	$2,958	$2,962
Legal expense	1,263	8,660	6,162	20,821
Other professional services	810	535	2,001	2,618
Insurance	176	185	556	608
Depreciation	14	14	43	76
Stock-based compensation	132	166	256	525
Other	520	585	1,540	1,730
Total general and administrative expenses	$3,960	$11,110	$13,516	$29,340

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30, 2011	December 31, 2010
Cash, cash equivalents and investments	$225,335	$248,229
Total assets	$270,525	$316,666
Convertible notes payable	$315,368	$310,428
Non-recourse notes payable	$115,268	$204,270
Total stockholders' deficit	$(243,239)	$(324,182)

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2011	2010
Net income	$160,447	$116,334
Adjustments to reconcile net income to net cash provided by operating activities	34,393	20,199
Changes in assets and liabilities	(70,204)	17,780
Net cash provided by operating activities	$124,636	$154,313

PDL BIOPHARMA, INC.
MIX OF EX-U.S. SALES AND EX-U.S.-BASED MANUFACTURING AND SALES
OF GENENTECH PRODUCTS
(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2011	2010	2011	2010
Avastin
	% Ex-U.S. Sold	56%	49%	56%	49%
	% Ex-U.S.-based Manufactured and Sold	19%	27%	19%	20%
Herceptin
	% Ex-U.S. Sold	73%	68%	72%	70%
	% Ex-U.S.-based Manufactured and Sold	43%	45%	38%	45%
Lucentis
	% Ex-U.S. Sold	60%	56%	58%	57%
	% Ex-U.S.-based Manufactured and Sold	0%	0%	0%	0%
Xolair
	% Ex-U.S. Sold	41%	34%	40%	35%
	% Ex-U.S.-based Manufactured and Sold	41%	34%	40%	35%